Exhibit 10.1

AMENDMENT NO. 2
TO THE
RESOLUTE ENERGY CORPORATION 2009 PERFORMANCE INCENTIVE PLAN

The Resolute Energy Corporation 2009 Performance Incentive Plan (the “Plan”) is hereby amended (the “Amendment”) as set forth below, such Amendment to be effective upon approval by the Company’s stockholders:

1.Section 4.2 is hereby deleted and replaced with the following:

“4.2Share Limit.  The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 12,257,744 (the “Share Limit”) (which shall represent the sum of the 2,657,744 shares originally authorized under the Plan, plus the additional 6,500,000 shares under Amendment No. 1 to the Plan approved by the Board on April 15, 2011, and the shareholders on June 2, 2011, plus the additional 3,100,000 shares under Amendment No. 2 to the Plan approved by the Board on April 29, 2015, and by the shareholders on June 8, 2015).  The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1 and Section 8.10.”

2.Section 4.3 is hereby deleted and replaced with the following:

“4.3Awards Settled in Cash, Reissue of Awards and Shares.  To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlements shall not be counted against the shares available for issuance under this Plan.  Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan.  Notwithstanding the foregoing, (i) upon exercise of an SAR, the number of shares of stock underlying the exercised portion of the SAR shall count against the share limit of Section 4.2, regardless of the actual number of shares of stock that are issued upon settlement of the exercised SAR, and (ii) if the exercise price of stock options or the tax withholding obligations related to any awards under the Plan are satisfied by tendering shares of stock to the Company (by either actual delivery or attestation) or by withholding shares of stock otherwise deliverable under an award, the number of shares of stock that would otherwise be delivered under the award without reduction for shares withheld or tendered shall be counted against the share limit of Section 4.2.   The foregoing adjustments to the share limit of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.”

3.Section 5.2.2 is hereby deleted and replaced with the following:

“5.2.2Performance Goals.  The specific performance goals for Performance‑Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on a relative or absolute basis, established based on such business criteria as selected by the Administrator in its sole discretion (“Business Criteria”) from the following: (1) total shareholder return; (2) net revenues; (3) return on total stockholders’ equity; (4) earnings per share of our common stock; (5) net income (before or after taxes); (6) return on assets; (7) return on investment; (8) return on capital; (9) economic value added; (10) operating budget or margin; (11) contribution margin; (12) earnings from continuing operations; (13) levels of expense, cost or liability; (14) earnings before all or any interest, taxes, depreciation, amortization and/or exploration expense (EBIT, EBITA, EBITDA or EBITDAX); (15) debt reduction; (16) reserve growth; (17) reserve replacement; (18) production growth; (19) lease operating expense (total or per Boe); (20) captured prospects; (21) operated prospects matured to drill ready; (22) drilling programs commenced; (23) drillable prospects, capabilities and critical path items established; (24) third-party capital sourcing; (25) captured net risked resource potential; (26) acquisition cost efficiency; (27) stock price; (28) acquisitions of oil and gas interests; (29) increases in proved, probable or possible reserves or resource potential; (30) finding and development costs; (31) overhead costs; (32) general and administration expense (total or per Boe); (33) cash flow or free cash flow; (34) any combination of, or a specified increase or decrease of, one or more of the foregoing over a specified period; (35) such other criteria as the stockholders of the Company may approve; in each case as applicable, as determined in accordance with generally accepted accounting principles; and (36) any combination of the foregoing.  To qualify awards as performance‑based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance‑based compensation” under Section 162(m) of Code. The applicable performance measurement period may not be less than 3 months nor more than 10 years.”

4.Section 5.2.6 is hereby deleted and replaced with the following:

“5.2.6Expiration of Grant Authority.  As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders last approved the Plan.”

5.A new Section 5.2.7 is hereby added and shall read as follows:

“5.2.7Compensation Limitations.  The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person from June 8, 2015 through the remaining term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed 3,000,000 shares of Common Stock.  The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during the period set forth in Section 5.2.6 (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options and Qualifying SARs) may not exceed 2,500,000 shares of Common Stock.  The maximum amount that may be paid to any Eligible Person pursuant to Performance Based Awards granted pursuant to Section 5.1.6 during the period set forth in Section 5.2.6 shall not exceed $20,000,000.”

6.A new Section 6.7 is hereby added and shall read as follows:

“6.7Minimum Vesting Schedule.  Except as otherwise set forth herein, a vesting period of at least one (1) year shall apply to all awards issued under the Plan; provided, however, that up to 5% of the shares of Common Stock reserved for issuance under the Plan as of the June 8, 2015 may be issued pursuant to awards that do not comply with such minimum one (1) year vesting period.”

7.Section 7.2 shall be renamed “Acceleration of Non-Continuing Awards.”

8.

Capitalized terms as used in this Amendment and not otherwise defined in this Amendment shall have the meanings assigned to them in the Plan.  The Plan shall otherwise be unchanged by this Amendment.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

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